EXHIBIT 99.2

STOCK PURCHASE AGREEMENT

by and among

LKQ CORPORATION

and

SHELLEY HO and HENRY SHESHENE

Dated as of January 31, 2005

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made and entered into as of 11:59 P.M. Eastern Time on January 31, 2005, by and between LKQ Corporation, a Delaware corporation (“LKQ”), and Shelley Ho and Henry Sheshene. Ms. Ho and Mr. Sheshene are collectively referred to herein as the “Shareholders”.

Recitals

Shelley Ho and Henry Sheshene own all of the issued and outstanding shares of capital stock of Bodymaster Auto Parts, Inc., a New Jersey corporation (“BAP”). BAP owns all the issued and outstanding shares of capital stock of Supreme Auto Parts, Inc., a Pennsylvania corporation (“SAP”). BAP and SAP are collectively referred to herein as the “Company” or the “Companies”. The Shareholders desire to sell their shares of BAP to LKQ, and LKQ desires to purchase such shares from the Shareholders, all as herein provided and on the terms and conditions hereinafter set forth.

Covenants

In consideration of the mutual representations, warranties and covenants and subject to the conditions contained herein, the parties hereto agree as follows:

1. Purchase and Sale of the Shares

The Shareholders agree to and will sell, transfer, assign and deliver to LKQ at the Closing, and LKQ agrees to and will purchase and accept from the Shareholders, on the terms and subject to the conditions set forth in this Agreement, an aggregate of four hundred eighty (480) shares of common stock, no par value, of BAP, constituting all of the issued and outstanding shares of capital stock of BAP (the “Shares”). The ownership of the Shares is as set forth on Exhibit A attached hereto.

2. Purchase Price

2.1 Amount of the Purchase Price. As consideration for the Shares (the “Purchase Price”), LKQ agrees, subject to the terms, conditions and limitations set forth in this Agreement, to pay to the Shareholders $13,650,000 in cash, allocated among the Shareholders as set forth opposite his or her name on Exhibit A attached hereto.

2.2 Payment of the Purchase Price. The Purchase Price shall be paid in cash by LKQ at Closing as follows: (i) $12,367,500 to the Shareholders, to be allocated among them as set forth on Exhibit A attached hereto (the “Cash Consideration”) and (ii) $1,282,500 (the “Escrow Amount”) to LaSalle Bank National Association (the “Escrow Agent”) pursuant to the Escrow Agreement of even date herewith by and among LKQ, the Shareholders and the Escrow Agent (the “Escrow Agreement”), in each case by wire transfer or as otherwise reasonably directed by the Shareholders.

3. Closing

3.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kulzer & DiPadova, P.A. in Haddonfield, New Jersey, as soon as practicable after the satisfaction or waiver of the respective conditions of the parties set forth in Articles 7.0 and 8.0 hereof. Throughout this Agreement, such date and time are referred to as the “Closing Date.”

3.2 Procedure at the Closing. At the Closing, the parties agree to take the following steps in the order listed below (provided, however, that upon their completion all such steps shall be deemed to have occurred simultaneously):

3.2.1  The Shareholders shall deliver to LKQ the certificates, instruments and other documents required to be delivered by the Shareholders pursuant to Section 7.0.

3.2.2  LKQ shall deliver to the Shareholders the certificates, instruments and other documents required to be delivered by LKQ pursuant to Section 8.0.

3.2.3  The Shareholders shall deliver to LKQ certificates evidencing the Shares, duly endorsed in blank or accompanied by duly executed stock powers.

3.2.4  LKQ shall pay to each of the Shareholders such Shareholder’s Cash Consideration by wire transfer.

3.2.5 LKQ shall pay to the Escrow Agent the Escrow Amount by wire transfer.

3.2.6 LKQ and the Shareholders shall execute and deliver a cross receipt acknowledging receipt from the other, respectively, of the Shares and the Purchase Price.

3.3 Post Closing Financial Statements. Within 30 days after the Closing Date, the Shareholders shall prepare at their expense (and utilizing the Company’s current accountant, Samuel Richman, CPA) and deliver to LKQ a compiled unaudited balance sheet and income statement for the Company dated as of the Closing Date. The financial statements prepared pursuant to this Section shall be calculated on the same basis, and using the same accounting methods and policies, as the financial statements of the Company referred to in Section 4.4 (except the valuation of inventory on such Closing Date financial statements shall be as set forth in this Section 3.3) and the Company’s most recently filed U.S. federal income tax return (subject to customary adjustments to reflect the differences between cash basis tax or statutory accounting and accrual accounting for financial reporting purposes) and shall demonstrate that the Company (a) has “cash” (which shall include accounts payable set forth on Schedule 3.3 that were due subsequent to the Closing Date but were paid before their due date in order to get a discount) at the Closing equal to Eight Hundred Thousand Dollars ($800,000); provided, however, that cash at Closing may be less than $800,000 as long as cash at Closing of Bodymaster Auto Parts Supply, Inc., whose shares will be purchased by LKQ simultaneously with the purchase of the Shares, has cash at Closing in an amount which, when added to the cash at Closing of the Company, equals $1,000,000; and (b) has no liabilities at the Closing except (i) accounts payable, accrued expenses, and taxes payable incurred in the ordinary course of business (each in amounts consistent with past practices) and (ii) notes payable to Wachovia Bank, N.A. (formerly First Union National Bank) relating to vans owned by the Company (in amounts less than those recorded on the Company’s November 30, 2004 balance sheets, except to the extent such amounts relate to vans purchased after November 30, 2004 in the ordinary course of business). For purposes of the preceding sentence, “cash” shall be determined in accordance with generally accepted accounting principles and will (w) include the cash in the account shown on the August 31, 2004 balance sheet of BAP as “Funds held in escrow”, (x) exclude the value of any outstanding checks, (y) include the value of any deposits in transit, and (z) be adjusted as necessary to accurately reflect any similar items. The Closing Date financial statements shall include a valuation of inventory that will be determined in the following manner: (1) all units of inventory (which shall exclude in transit inventory [“on the water”] and bumper cores) in the Company’s computerized inventory tracking system (“ITS”) at 11:59 P.M. on the Closing Date will be valued at historical cost (the amount actually paid by the Company to acquire such inventory); (2) as soon as practicable after the Closing Date, the Company will conduct a physical inventory (taken at the expense of LKQ); and (3) after taking into account purchases and sales of inventory between the Closing Date and the date of the physical inventory, the inventory as of the Closing Date shall be reduced for inventory in the ITS as of the Closing Date that is not present at the physical count and increased for inventory present at the physical count that is not in the ITS as of the Closing Date. Representatives of the Shareholders will be notified of the date and time of the physical inventory and may be present at such inventory. If the inventory valuation (determined as set forth above and including the inventory of Bodymaster Auto Parts Supply, Inc. as of the Closing Date) is greater than $3,600,000, the excess over $3,600,000 shall be paid by LKQ to the Shareholders as an upward adjustment to the Purchase Price. If the inventory valuation (determined as set forth above and including the inventory of Bodymaster Auto Parts Supply, Inc. as of the Closing Date) is less than $3,000,000, the amount of the shortfall ($3,000,000 minus the inventory valuation) shall be paid by the Shareholders as a downward adjustment to the Purchase Price. Any such payment shall be made within five (5) days of the computation of the Closing Date financial statement and shall not be subject to the limitations described in Sections 9.1.1 or 9.2.1 of this Agreement. The Closing Date financial statements shall reflect the valuation of inventory determined as set forth above plus any inventory that is in transit on the Closing Date.

4. Representations and Warranties of the Shareholders

Each reference in this Article IV to a representation or a warranty with regard to the “Company” shall be deemed to include each of BAP and SAP. In order to induce LKQ to enter into this Agreement and to consummate the transactions contemplated hereunder, the Shareholders jointly and severally makes the following representations and warranties with regard to the Company:

4.1 Organization, Power and Authority of the Company. The Company is a corporation duly organized and validly existing in good standing under the laws of the state of its incorporation with corporate power and authority and all licenses and permits necessary to own or lease its properties and to carry on its business as it is now being conducted and is legally qualified to transact business in each jurisdiction where it conducts business except where any failure of the foregoing would not have a Material Adverse Effect.

4.2 Capital Stock of the Company. The authorized, issued and outstanding capital stock of the Company is set forth in Section 4.2 of the Disclosure Schedule attached hereto (the “Disclosure Schedule”). All voting rights in the Company are vested exclusively in its shares of common stock, and there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company. All of the issued and outstanding shares of common stock of the Company are validly authorized and issued, fully paid and non-assessable. Section 4.2 of the Disclosure Schedule sets forth the name and address of, and number of shares of common stock of the Company owned by, the Shareholders as of the date hereof. There are no outstanding warrants, options or rights of any kind to acquire from the Company or the Shareholders any shares of common stock of any Company or securities of any kind, and there are no preemptive rights with respect to the issuance or sale of shares of capital stock of any Company. The Company has no obligation to acquire any of its issued and outstanding shares of common stock or any other security issued by it from any holder thereof.

4.3 Subsidiaries. BAP owns one hundred (100) shares of common stock, no par, of SAP, constituting all of the issued and outstanding shares of capital stock of SAP. Excluding SAP, no Company has any direct or indirect equity interest in any other person or entity.

4.4 Financial Statements. Set forth in Section 4.4 of the Disclosure Schedule are the following financial statements of the Company:

4.4.1  compiled unaudited balance sheets at December 31, 2003 and August 31, 2004; and

4.4.2 compiled unaudited statements of income and retained earnings for the twelve months ended December 31, 2003 and eight months ended August 31, 2004.

Such financial statements have been prepared on a basis consistent with prior periods, present fairly the financial position of the Company as of their respective dates, and the results of operations for the Company for the periods presented therein, and reflect all adjustments necessary for the fair presentation of results for the periods presented (except as set forth on Schedule 4.4 and subject to year end adjustments). The unaudited balance sheet of the Company at August 31, 2004 is referred to herein as the “2004 Balance Sheet.”

4.5 Liabilities. The Company has no material liabilities or obligations, either accrued, absolute, contingent or otherwise, except: (i) to the extent reflected or taken into account in determining net worth in the 2004 Balance Sheet and not heretofore paid or discharged; (ii) to the extent clearly disclosed and specifically set forth in or incorporated by express reference in Section 4.5 of the Disclosure Schedule or other Schedules attached hereto; and (iii) normal liabilities incurred in the ordinary course of business, consistent with prior practice, since the date of the 2004 Balance Sheet.

4.6 Tax Matters.

4.6.1  The Company has timely filed all tax returns and reports required to be filed by it, including without limitation all U.S. federal, state, local and foreign tax returns, and has paid in full all taxes and other charges which have become due. Except as set forth on Schedule 4.6 of the Disclosure Schedule, the amounts provided in the 2004 Balance Sheet for the Company for taxes are adequate to cover all unpaid liabilities for all U.S. federal, state, local and foreign taxes and other charges which were accrued through, or applicable to the period ended, August 31, 2004 and for which the Company may be liable in its own right or as a transferee of the assets of, or successor to, any other person or entity (collectively, the “Taxes”). Except as set forth on Schedule 4.6 of the Disclosure Schedule, there is no tax deficiency proposed or, to the knowledge of the Shareholders, threatened against the Company. There are no material tax liens upon any property or assets of the Company. The Company has made all payments of estimated taxes when due in amounts sufficient to avoid the imposition of any penalty. All Taxes of or relating to the Company and its business, assets and operations attributable to periods (or portions thereof) ending on or prior to the Closing Date shall have been paid prior to Closing Date or shall be accrued on the Closing Date balance sheet and shall be the liability of the Company (other than taxes on federal and state income of the Company that pass through to the Shareholders and taxes arising from the pending New Jersey audit disclosed on Schedule 4.6 in excess of $10,000, which excess shall be promptly paid by the Shareholders and shall not be subject to the limitations described in Section 9.1.1 of this Agreement), and, other than any Tax liability which would not have been incurred but for a breach of this Agreement, LKQ shall be liable for all Taxes of or relating to the Company and its business, assets and operations attributable to periods (or portions thereof) beginning after the Closing Date. Liability of the Shareholders and LKQ under this Section shall include all fees and expenses reasonably incurred in connection with the defense of any claim for which they are liable.

4.6.2  All taxes and other assessments and levies which the Company was required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental entity or are being held by the Company for such payment, and, except as set forth on Schedule 4.6, all such withholdings and collections and all other payments due in connection therewith as of the date of the 2004 Balance Sheet are duly reflected on the 2004 Balance Sheet.

4.6.3  Except as set forth on Schedule 4.6, none of the tax returns of the Company is under audit or examination by any tax authority, and there are no outstanding agreements or waivers extending the statute of limitations applicable to any U.S. federal, state or foreign income tax returns of the Company for any period.

4.6.4  The Company has not consented to have the provisions of Section 341(f)(2) of the Internal Revenue Code of 1986 (the “Code”) apply, nor has the Company made any “qualified stock purchases,” as defined in Section 338 of the Code.

4.6.5 The Shareholders shall prepare or cause to be prepared at their expense all federal and state income tax returns of or with respect to the Company that are required to be filed for periods ending on, prior to and through the Closing Date.

4.7 Real Estate.

4.7.1  The Company does not own any Real Estate.

4.7.2  Section 4.7 of the Disclosure Schedule accurately and completely sets forth, with respect to every parcel of real estate leased by the Company (the “Leasehold Premises”), to the knowledge of the Shareholders: (i) the lessor and lessee thereof and the date and term of the lease governing such property; (ii) the location, including address, thereof; (iii) the legal description and the approximate size thereof; (iv) a brief description (including size, approximate year of completion, and function) of the principal improvements and buildings thereon, all of which are within the property, set-back and building lines of the Leasehold Premises; and (v) the nature and amount of any mortgages, tax liens or other liens thereon (including without limitation any environmental liens). The Shareholders have previously delivered to LKQ accurate and complete copies of each of the leases covering the Leasehold Premises, and none of such leases has been amended or modified except to the extent that such amendments or modifications are disclosed in such copies or in Section 4.7 of the Disclosure Schedule. To the knowledge of the Shareholders, all of the leases covering the Leasehold Premises are in full force and effect, and the Company is not in default or breach under the terms of any such lease. To the knowledge of the Shareholders, no event has occurred which with the passage of time or the giving of notice or both would cause a breach of or default under the terms of any such lease. The Shareholders have no knowledge of any breach or anticipated breach by the other parties to any such lease.

4.7.3  To the knowledge of the Shareholders, the Company has a valid leasehold interest in each of the Leasehold Premises, free and clear of all liens, mortgages, pledges, charges, encumbrances, assessments, restrictions, covenants and easements or title defects of any nature whatsoever, except for liens for real estate taxes not yet due and payable, and such imperfections of title and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use, of such properties or otherwise impair business operations in any material respect.

4.7.4  Except as set forth on Schedule 4.7, to the knowledge of Shareholders, the buildings located on the Leasehold Premises are each in good operating condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the current and reasonably anticipated operating needs of the Company.

4.7.5  Each parcel of the Leasehold Premises: (i) has direct access to public roads or access to public roads, such access being sufficient to satisfy the current and reasonably anticipated normal transportation requirements of the operations conducted at such parcel; (ii) is served by water, electricity and telephone utilities, in such quantity and quality as are sufficient to satisfy the current and reasonably anticipated operating needs of the Company; and (iii) has the necessary and appropriate zoning as required by law to allow the Company to carry on its business as it is now being conducted.

4.7.6  Except as set forth on Schedule 4.7, the Company has not received any notice of (i) any condemnation proceeding with respect to any portion of the Leasehold Premises, and, to the knowledge of the Shareholders, no proceeding is contemplated by any governmental authority; or (ii) any special assessment which may affect the Leasehold Premises, and, to the knowledge of the Shareholders, no such special assessment is contemplated by any governmental authority.

4.8 Title to and Condition of Assets.  The Company has good and marketable title to all of its assets (other than the Leasehold Premises covered by Section 4.7), free and clear of all liens, mortgages, pledges, encumbrances or charges of every kind, nature, and description whatsoever, except those set forth in Section 4.8 of the Disclosure Schedule. Except as set forth on Schedule 4.8, the fixed assets of the Company are in good operating condition, normal wear and tear excepted. Section 4.8 of the Disclosure Schedule sets forth the following information regarding its fixed assets: (i) the book value at August 31, 2004 of each of the following categories of fixed assets at such location: equipment, tools, office machinery and other fixed assets, and (ii) the age of the fixed assets in each such category at such location. Except as set forth on Schedule 4.8, the inventory and supplies of the Company consist of items of a quality and quantity usable and salable in the normal course of the Company’s business at values in the aggregate at least equal to the values at which such items are carried on its books. The automotive parts listed on the Company’s computer database as inventory available for sale by the Company (a) as of August 31, 2004 were located at the Company’s facilities and were owned by the Company, and (b) as of the Closing Date will be located at the Company’s facilities and owned by the Company. Except as set forth on Schedule 4.8, the values of obsolete or slow-moving inventory and inventory of below standard quality, if any, have been written down to the lower of cost or realizable market values or have been written off. Except as set forth on Schedule 4.8, the value at which such inventories is carried on the 2004 Balance Sheet reflects the Company’s normal inventory valuation policies, stating inventories at the lower of cost or market, all determined in accordance with past practices.

4.9 Receivables. The Company has previously delivered to LKQ a complete list of all receivables of the Company as of August 31, 2004 including due dates thereof, and including accounts receivable, factored accounts receivable, notes receivable and insurance proceeds receivable. All of the receivables listed thereon or set forth or reflected in the 2004 Balance Sheet, were, as of the dates as of which the information is given therein, and as of the Closing Date all of the receivables of the Company will be, valid accounts receivable which are collectible and which will be, within 90 days after the Closing Date (or, if later, within 45 days of the date of the related invoice), collected in full except to the extent of an allowance for uncollectible receivables of 10%.

4.10 Licenses and Permits. The Company possesses all licenses and other governmental or official approvals, permits or authorizations required to carry on its business as it is now being conducted. All such licenses, approvals, permits and authorizations are in full force and effect, the Company is in compliance with their requirements, and no proceeding is pending or, to the knowledge of the Shareholders, threatened to revoke or amend any of them. Section 4.10 of the Disclosure Schedule contains an accurate and complete list of all such licenses, approvals, permits and authorizations. None of such licenses, approvals, permits and authorizations are or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.11 Proprietary Rights. To the knowledge of the Shareholders, the Company possesses all proprietary rights, including without limitation patents, trade secrets, technology, know-how, copyrights, trademarks, trade names, assumed or “doing business as” names, and rights to any of the foregoing, necessary to carry on the Company’s business as now being conducted without, to the knowledge of the Company, conflicting with valid proprietary rights of others. To the knowledge of the Shareholders, Section 4.11 of the Disclosure Schedule contains an accurate and complete list of all such proprietary rights (the “Proprietary Rights”). Except as set forth in Section 4.11 of the Disclosure Schedule, (i) the Company owns all right, title and interest in and to all of the Proprietary Rights, (ii) there have been no claims made against the Company for the assertion of the invalidity, abuse, misuse, or unenforceability of any of such rights, and, to the knowledge of the Shareholders, there are no grounds for the same, (iii) the Company has not received any notice of conflict with the asserted rights of others within the last five years, and (iv) to the knowledge of the Shareholders, the conduct of the business of the Company has not infringed any such rights of others.

4.12 Adequacy of Assets. To the knowledge of the Shareholders, and except as set forth on Schedule 4.12, the assets and properties of the Company constitute, in the aggregate, all of the property necessary for the conduct of the Company’s business in the manner in which and to the extent to which it is currently being conducted. Except as set forth on Schedule 4.12, the Shareholders know of no written or oral communication, fact, event or action which exists, or has occurred within 90 days prior to the date of this Agreement, which would tend to indicate that: any current customer of the Company which will account for over 2% of the total consolidated net sales of the Company for the eight months ended August 31, 2004, or any current supplier to the Company of items essential to the conduct of its business, which items cannot be replaced by the Company at comparable cost to the Company and the loss of which would have a Material Adverse Effect, will terminate its business relationship with the Company. To the knowledge of the Shareholders, none of the customer accounts of the Company have been designated by the appropriate governmental authorities as a “small business set-aside” contract. None of the Shareholders or any officer, director or, to the knowledge of the Shareholders, employee of the Company, or any affiliate of any of them, has any direct or indirect interest in any customer, supplier or competitor of the Company or in any person from whom or to whom the Company leases real or personal property, or in any other person with whom the Company is doing business, except as set forth in Section 4.12 of the Disclosure Schedule. The Company is not restricted by agreement from carrying on its business anywhere in the world.

4.13 Certain Documents and Information.  Section 4.13 of the Disclosure Schedule accurately and completely lists the following: (i) each loan, credit agreement, guarantee, security agreement or similar document or instrument to which the Company is a party or by which it is bound; (ii) each lease of personal property to which the Company is a party or by which it is bound; (iii) any other agreement, contract or commitment to which the Company is a party or by which it is bound which involves a future commitment by the Company in excess of $25,000 and which cannot be terminated without liability on 90 days or less notice; (iv) each power of attorney executed by or on behalf of the Company; (v) the name and current annual compensation of each employee of the Company whose current annual compensation is in excess of $60,000 per annum and the profit sharing, bonus or any other form of compensation (other than base compensation) paid or payable by the Company to or for the benefit of each such person for the year ending December 31, 2004 or any period thereafter, and any employment or other agreement of the Company with any of its officers or employees; (vi) the name of each of the officers and directors of the Company; and (vii) the name of each bank in which the Company has an account or safe-deposit box, the name in which the account or box is held and the names of all persons authorized to draw thereon or to have access thereto. The Company has previously furnished LKQ with an accurate and complete copy of each such agreement, contract or commitment listed in Section 4.13 of the Disclosure Schedule. There has not been any default in any obligation to be performed by the Company under any such instrument.

4.14 Insurance. The Company carries insurance, which in the Shareholders’ opinion is adequate in character and amount, with reputable insurers, covering all of its assets, properties and business, and has provided all required performance and other surety bonds. Section 4.14 of the Disclosure Schedule accurately and completely lists each policy of insurance in force with respect to the Company, its assets and properties, and each of the performance or other surety bonds maintained by the Company in the conduct of its business. All premiums and other payments which have become due under the policies of insurance listed in Section 4.14 of the Disclosure Schedule have been paid in full, all of such policies are now in full force and effect and the Company has not received notice from any insurer, agent or broker of the cancellation of, or any increase in premium with respect to, any of such policies or bonds. The Company has not received any notification from any insurer, agent or broker denying or disputing any claim made by any of them or denying or disputing any coverage for any such claim or the amount of any claim. Except as set forth in Section 4.14 of the Disclosure Schedule, the Company does not have any claim against any of its insurers under any of such policies pending or anticipated, and, to the knowledge of Shareholders, there has been no occurrence of any kind which would give rise to any such claim. Section 4.14 of the Disclosure Schedule sets forth the claims experience (including all open and closed claims) of the Company for the period from January 1, 2002 to the present, for workers’ compensation claims, general liability claims, auto liability claims, products liability claims and any other claims covered by any insurance policy the Company has ever possessed.

4.15 Litigation. Except as set forth in Section 4.15 of the Disclosure Schedule, there are no actions, suits, claims, governmental investigations or arbitration proceedings pending or, to the knowledge of the Shareholders, threatened, against or affecting the Company or any of the assets or properties of the Company and, to the knowledge of the Shareholders, there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any U.S. federal, state, local or foreign judicial or administrative authority in any proceeding to which the Company is or was a party.

4.16 Records. The Company has previously furnished LKQ with copies of the Company’s articles of incorporation and all amendments thereto to date and of the Company’s bylaws, and such copies are correct and complete in all respects. All of the operating data and records of the Company, including without limitation customer lists and financial, accounting and credit records (the “Records”), are accurate and complete in all material respects and there are no material matters as to which appropriate entries have not been made therein. A record of all actions taken by the shareholders and the board of directors of the Company and all minutes of their meetings are contained in the minute books of the Company and are accurate and complete. The record books and stock ledgers of the Company contain an accurate and complete record of all issuances, transfers and cancellations of shares of capital stock of the Company.

4.17 No Material Adverse Change. Except as set forth on Schedule 4.17, since August 31, 2004, there have not been any changes in the business or properties of the Company, or in its financial condition, other than changes occurring in the ordinary course of business which in the aggregate have not had a Material Adverse Effect. Except as set forth on Schedule 4.17, there is not, to the knowledge of the Shareholders, any threatened or prospective event or condition of any character whatsoever which could have a Material Adverse Effect.

4.18 Absence of Certain Acts or Events. Except as disclosed in Section 4.18 of the Disclosure Schedule, since November 30, 2004, the Company has not: (i) authorized or issued any of its shares of capital stock (including any held in its treasury) or any other securities; (ii)  redeemed any shares of its capital stock or other securities; (iii) paid any bonus or increased the rate of compensation of any of its employees; (iv) sold, leased, transferred or assigned any of its assets, other than in the ordinary course of business; (v) made or obligated itself to make capital expenditures aggregating more than $25,000; (vi) incurred any material obligations or liabilities (including any indebtedness) or entered into any material transaction, other than in the normal course of business, except for this Agreement and the transactions contemplated hereby; (vii) suffered any theft, damage, destruction or casualty loss in excess of $25,000; (viii) deferred the payment of any liabilities or accounts payable or deferred the acquisition of any inventory outside the ordinary course of business or in a manner inconsistent with past practices; or (ix) accelerated the collection of any accounts receivable outside the ordinary course of business or in a manner inconsistent with past practices.

4.19 Compliance with Laws. Except as set forth in Section 4.19 of the Disclosure Schedule, the Company is in compliance with all laws, regulations and orders applicable to it, its assets, properties and business, except where the failure so to comply would not have a Material Adverse Effect. The Company has not received notification of any asserted past or present failure to comply with any laws, and, to the knowledge of the Shareholders, no proceeding with respect to any such violation is contemplated. Neither the Shareholders nor, to the knowledge of the Shareholders, any employee of the Company, has made any payment of funds in connection with the business of the Company prohibited by law, and no funds have been set aside to be used in connection with its business for any payment prohibited by law.

4.20 Environmental Matters.

4.20.1 Definitions. For purposes of this Agreement, the terms listed below shall mean the following:

“Above Ground Tanks” shall mean that term as defined in 40 C.F.R. § 260.10.

“Environmental Laws” means U.S. federal, state, regional, county and local administrative rules, statutes, codes, ordinances, regulations, licenses, permits, approvals, plans, authorizations, directives, rulings, injunctions, decrees, orders, judgments, and any similar items, relating to the protection of human health, safety, or the environment including without limitation: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) (42 U.S.C. §§ 9601 et seq.); (b) the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. §§ 9601 et seq.); (c) The Hazardous Materials Transportation Control Act of 1970 (49 U.S.C. §§ 1802 et seq.); (d) the Resource Conservation and Recovery Act of 1976, as amended by the Solid and Hazardous Waste Act Amendments (“RCRA”) (42 U.S.C. §§ 6901 et seq.); (e) the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977 (33 U.S.C. §§ 1251 et seq.) (the “Clean Water Act”); (f) the Safe Drinking Water Act (42 U.S.C. §§ 300h et seq.); (g) the Clean Air Act, as amended by the Clean Air Act Amendments of 1990 (42 U.S.C. §§ 1857 et seq.); (h) the Solid Waste Disposal Act, as amended by RCRA (42 U.S.C. § 6901 et seq.); (i) the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.); (j) the Emergency Planning and Community Right-to-Know Act of 1986 (“EPCRA”) (42 U.S.C. §§ 11001 et seq.); (k) the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”) (7 U.S.C. §§ 136 et seq.); (l) the National Environmental Policy Act of 1975 (42 U.S.C. §§ 4321 et seq.); (m) the Radon Gas and Indoor Air Quality Reserve Act (42 U.S.C. §§ 7401 et seq.); (n) the National Environmental Policy Act of 1975 (42 U.S.C. §§ 4321 et seq.); (o) the Rivers and Harbors Act of 1899 (33 U.S.C. §§ 401 et seq.); (p) the Oil Pollution Act of 1990 (33 U.S.C. §§ 1321 et seq.); (q) the Endangered Species Act of 1973, as amended (16 U.S.C. §§ 1531 et seq.); (r) the Occupational Safety and Health Act of 1970, as amended, (29 U.S.C. §§ 651 et seq.); (s) North American Free Trade Act, (t) counterparts of any of the foregoing federal statutes enacted within or outside the United States or by any other nation, any U.S. state, region, county or local government (including any subdivisions thereof); (u) any and all laws, rules, regulations, codes, ordinances, licenses, permits, approvals, plans, authorizations, directives, rulings, injunctions, decrees, orders and judgments enacted or promulgated under any of the foregoing, all as amended and as may be amended in the future, and (v) common law theories of nuisance, trespass, waste, negligence, and abnormally dangerous activities arising out of or relating to the presence of Hazardous Substances in the environment or work place.

“Governmental Authority” means (i) any government or political subdivision thereof whether domestic, national, state, county, municipal or regional or any other governmental entity; (ii) any agency or instrumentality of any such government, political subdivision or other government entity; (iii) any court, arbitral tribunal or arbitrator; and (iv) any non-governmental or quasi-governmental regulating body, to the extent that the rules, regulations or orders of such body have the force of law.

“Hazardous Substances” shall mean and be construed broadly to include any constituent, chemical, element, particle, compound, material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous substance,” “restricted hazardous waste,” “contaminant,” “toxic waste,” “toxic substance,” or “special waste” under any Environmental Law and includes, but is not limited to, petroleum, petroleum by-products (including crude oil and any fraction thereof), waste oils, any hydrocarbon based substance, asbestos, asbestos-containing materials, urea formaldehyde and polychlorinated biphenyls.

“Permit” shall mean any approval, covenant, waiver, exception, order, permit, authorization, site-specific limitation, or license of any Governmental Authority relating to any Environmental Law or the use of land or any Company operations.

“Release” shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the indoor or outdoor environment, including without limitation the abandonment or discarding of barrels, drums, containers, tanks and other receptacles containing or previously containing any hazardous substance.

“Underground Storage Tanks” shall have the meaning given it in the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.).

4.20.2.  Except as set forth on Schedule 4.20.2, the Company has not transported, stored, treated or disposed, nor has it allowed or arranged for any third parties to transport, store, treat or dispose of Hazardous Substances or other waste to or at any location or in a manner that has resulted or could result in a liability under any Environmental Law. The Company has not disposed, or allowed or arranged for any third parties to dispose, of Hazardous Substances or other waste upon property owned or leased by it.

4.20.3  Except as set forth on Schedule 4.20.3, there has not occurred, nor is there presently occurring, a Release or threatened Release of any Hazardous Substance on, into or beneath the surface of, or adjacent to, any parcel of the Leasehold Premises.

4.20.4  Except as set forth on Schedule 4.20.4, the Company has not transported or disposed, nor has it allowed or arranged for any third parties to transport or dispose, of any Hazardous Substance or other waste to or at a site which, pursuant to CERCLA or any similar state law, (i) has been placed on the National Priorities List or its state equivalent, or (ii) the Environmental Protection Agency or the relevant state agency has proposed or is proposing to place on the National Priorities List or its state equivalent. The Company has not received any notice, and the Company has no knowledge of any facts which could give rise to any notice, that the Company is a potentially responsible party for a U.S. federal or state environmental response action or corrective action under CERCLA, RCRA or under any other Environmental Law. The Company has not submitted nor was it required to submit any notice pursuant to Section 103(c) of CERCLA with respect to the Leasehold Premises. The Company has not received any request for information in connection with any environmental response under any Environmental Law. The Company has not undertaken (or been requested to undertake) any environmental response action at the request of any federal, state or local governmental entity, or at the request of any other person or entity, at the Leasehold Premises.

4.20.5  Except as set forth in Section 4.20.5 of the Disclosure Schedule, the Company does not use, nor has it ever used, any Underground Storage Tanks or Above Ground Tanks, and, to the knowledge of Shareholders, there are not now nor have there ever been Underground Storage Tanks or Above Ground Tanks on the Leasehold Premises. During the time that the Company has used the Leasehold Premises, there has been no Release from or rupture of any Underground Storage Tanks or Above Ground Tanks on the Leasehold Premises.

4.20.6  Except as disclosed on Schedule 4.20.6, to the knowledge of Shareholders, there is no asbestos-containing materials in or on the Leasehold Premises.

4.20.7  The Company is in compliance with all Environmental Laws governing the Leasehold Premises and the operations of the Company. The Company has obtained and maintained in effect all approvals and permits necessary for operation of its business; no action to revoke or modify such approvals or permits is pending; and the Company is in compliance with such approvals and permits. There are no laws, regulations, ordinances, licenses, permits or orders relating to environmental or worker safety matters requiring any work, remediation, corrective actions, repairs, construction or capital expenditures with respect to the assets or properties of the Company.

4.20.8  To the knowledge of Shareholders, there are no conditions or circumstances at any of the Leasehold Premises which pose a risk to the environment or the health or safety of any persons.

4.20.9  Section 4.20.9 of the Disclosure Schedule sets forth any of the following items that the Company has in its possession or under its control: (i) all environmental audits, assessments or occupational health studies relating to the assets, Leasehold Premises, properties or business of the Company undertaken by a Governmental Authority or the Company or any of their agents; (ii) the results of any groundwater, soil, air or asbestos monitoring undertaken with respect to the Leasehold Premises; (iii) all written communications, including without limitation warning notices, notices of violation, requests for information, complaints, demands, judgments, orders, consent orders or decrees between the Company and any federal, state or local environmental agencies or any person or entity within the applicable statutory limitations period; and (iv) all citations, penalties, orders, judgments, and decrees issued to the Company within the past ten years under the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.); provided, that any disclosure pursuant to this Section 4.20.9 in the Disclosure Schedule shall not limit or otherwise affect the representations and warranties set forth elsewhere in Section 4.20 or other Sections of this Agreement.

4.21 Labor Relations. Except as set forth in Section 4.21 of the Disclosure Schedule, the Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and to the knowledge of the Shareholders, there has been no effort by any labor union to organize any employees of the Company into one or more collective bargaining units. There is not pending or, to the knowledge of the Shareholders, threatened any labor dispute, strike or work stoppage which affects or which may affect the business of the Company or which may interfere with its continued operation. Neither the Company nor, to the knowledge of the Shareholders, any agent, representative or employee of the Company has committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is not now pending or, to the knowledge of the Shareholders, threatened any charge or complaint against the Company by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage involving any of the employees of the Company during the five-year period prior to the date hereof. No executive or key employee or group of employees has communicated to Shelley Ho or Henry Sheshene that they are going to terminate his, her or their employment with the Company after Closing, except for Henry Sheshene and Shelley Ho.

4.22 Employee Benefits.

4.22.1  Neither the Company, nor any corporation or business which is now or at the relevant time was a member of a controlled group of corporations or trades or businesses including the Company, within the meaning of Section 414 of the Code, maintains or contributes to, or at any time since January 1, 1994 maintained or contributed to: (i) any non-qualified deferred compensation or retirement plans or arrangements; (ii) any qualified defined contribution retirement plans or arrangements; (iii) any qualified defined benefit pension plan; (iv) any other plan, program, agreement or arrangement under which former employees of the Company or their beneficiaries are entitled, or current employees of the Company will be entitled following termination of employment, to medical, health, life insurance or other benefits other than pursuant to benefit continuation rights granted by state or federal law; or (v) any other employee benefit, health, welfare, medical, disability, life insurance, stock, stock purchase or stock option plan, program, agreement, arrangement or policy, except in each case as described in Section 4.22 of the Disclosure Schedule. The plans described in Section 4.22 of the Disclosure Schedule are referred to herein as the “Plans.”

4.22.2  The administration of the Plans complies in all respects with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Plans meet any applicable requirements for favorable tax treatment under the Code in both form and operation. All of the Plans which constitute employee pension benefit plans or employee welfare plans subject to ERISA and the trusts or other funding vehicles related to the Plans have been maintained in compliance in both form and operation with the requirements of ERISA including, but not limited to, the preparation and filing of all required reports with respect to the Plans, the submission of such reports to the appropriate governmental authorities, the timely preparation and distribution of all required employee communications (including without limitation any notice of plan amendment which is required prior to the effectiveness of such amendments), the proper and timely purchase and maintenance of required surety bonds and the proper and timely disposition of all benefit claims. The costs of administering the Plans, including fees for the trustee and other service providers that are customarily paid by the Company, have been paid or will be paid prior to the Closing Date or are reflected in the 2004 Balance Sheet. There have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code with respect to any of the Plans or any parties in interest or disqualified persons with respect to the Plans or any reduction or curtailment of accrued benefits with respect to any of the Plans. There are no pending or threatened claims, lawsuits, or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans.

4.22.3  Except as set forth on Schedule 4.22, all required contributions for all Plan years ending prior to the Closing Date have been made and adequate accruals for contributions with respect to all current Plan years are reflected in the 2004 Balance Sheet. The Company has no plans, programs, agreements or arrangements, and has not made any other commitments to its employees, former employees or their beneficiaries, under which it has any obligation to provide any retiree or other employee benefit payments which are not adequately funded through a trust or other funding arrangement.

4.22.4  The Company has furnished LKQ with true and complete copies of: (i) the Plans and any related trusts or funding vehicles, policies or contracts and the related summary plan descriptions with respect to each Plan; (ii) the most recent determination letters received from the Internal Revenue Service regarding the plans and copies of any pending applications, filings or notices with respect to any of the Plans with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the Department of Labor or any other governmental agency; (iii) the latest financial statements and annual reports for each of the Plans and related trusts or funding vehicles, policies or contracts as of the end of the most recent plan year with respect to which the filing date for such information has passed; (iv) copies of all corporate resolutions or other documents pertaining to the adoption of the Plans or any amendments thereto or to the appointment of any fiduciaries thereunder and copies of any investment management agreement thereunder and of any fiduciary insurance policies, surety bonds, rules, regulations or policies of the trustees or of any committee thereunder; and (v) copies of any communications or notices provided to employees or plan participants with respect to the Plans along with information concerning the date and extent of distribution of such communications.

4.23 Warranties. No product manufactured, sold, leased, or delivered by the Company, or work performed by it, is subject to any guaranty, warranty, or other indemnity, except as described in Section 4.23 of the Disclosure Schedule. Each product manufactured, sold, leased, or delivered by the Company, and all work performed by it, has been in conformity with all applicable contractual commitments and all express and implied warranties, and is free from defects. No product manufactured, sold, leased, or delivered by the Company shall be returned for refund except to the extent consistent with the prior experience of the Company for 2004.

4.24 Product Liability. To the Shareholders’ knowledge, the Company has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by it, or as a result of any work performed by it.

4.25 Accuracy of Information. No representation, statement or information made or furnished by the Company or the Shareholders in this Agreement or the Disclosure Schedule contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading.

4.26 Investment Bankers’ and Brokers’ Fees. The Company does not have any obligation to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.27 Binding Obligation. This Agreement has been duly executed and delivered by the Shareholders and is a valid and binding obligation of the Shareholders, enforceable in accordance with its terms. Except as set forth on Schedule 4.27, neither the execution and delivery of this Agreement by the Shareholders nor the consummation by them of the transactions and performance by them of the agreements contemplated hereby will: (i) conflict with or violate any provision of the articles of incorporation or bylaws of the Company, or of any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against the Shareholders or the Company or the assets or properties of the Company; or (ii) result in any breach of or default under or create in any party the right to accelerate, terminate, modify or cancel, any mortgage, contract, indenture, will, trust or other instrument which is either binding upon or enforceable against the Shareholders, the Company or the assets and properties of the Company. No permit, consent, approval or authorization of, or declaration to or filing by the Shareholders or the Company with, any regulatory or other government authority is required in connection with the execution and delivery of this Agreement by the Shareholders and the consummation by the Shareholders of the transactions and performance by them of the agreements contemplated hereby.

4.28 Status of the Shares. The Shareholders are the lawful owners of all of the shares of the common stock of the Company, and the Shareholders have valid marketable title thereto, free and clear of all liens, pledges, encumbrances, restrictions on transfer, claims and equities of every kind. Except for this Agreement, there are no outstanding warrants, options or rights of any kind to acquire from the Shareholders any of the shares of the Company’s common stock held by the Shareholders.

4.29 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Agreement, the Shareholders make no representation or warranty, express or implied, at law or in equity, in respect of the Company, or any of its respective assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any other representations and warranties are hereby expressly disclaimed.

5. Representations and Warranties of LKQ

In order to induce the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereunder, LKQ makes the following representations and warranties:

5.1 Organization, Power and Authority of LKQ. LKQ is a corporation duly organized and validly existing under the laws of the State of Delaware. LKQ has full corporate power and authority to enter into this Agreement and to carry out the transactions and agreements contemplated hereby.

5.2 Due Authorization; Binding Obligation; Noncontravention. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of LKQ. This Agreement has been duly executed and delivered by LKQ and is a valid and binding obligation of LKQ, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement by LKQ nor the consummation of the transactions contemplated hereby will: (i) conflict with or violate any provision of the certificate of incorporation or bylaws of LKQ or of any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against it; or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any mortgage, contract, agreement, indenture or other instrument which is either binding upon or enforceable against it. No permit, consent, approval or authorization of, or declaration to or filing with, any regulatory or other governmental authority is required in connection with the execution and delivery of this Agreement by LKQ or the consummation of the transactions contemplated hereby.

5.3 Accuracy of Information. No representation, statement or information made or furnished by LKQ in this Agreement or the Disclosure Schedule contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading.

5.4 Investment Bankers’ and Brokers’ Fees. LKQ has no obligation to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement.

6. [INTENTIONALLY OMITTED]

7. Conditions to the Obligations of LKQ

The obligations of LKQ to purchase the Shares shall be subject to the fulfillment (or waiver by LKQ) at or prior to the Closing Date of each of the following conditions:

7.1 Opinion of Counsel. LKQ shall have received an opinion dated the Closing Date from Kulzer & DiPadova, counsel for the Shareholders and the Company, in form and substance as set forth in Exhibit B.

7.2 Receipt of Necessary Consents. All necessary consents or approvals of third parties to any of the transactions contemplated hereby shall have been obtained.

7.3 No Restraint. No court or governmental regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) or taken any action which prohibits the consummation of the transactions contemplated by this Agreement, and each party agrees to use all reasonable efforts to remove any such prohibition on the consummation of the transactions contemplated by this Agreement.

7.4 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Shares to LKQ or any other transaction contemplated hereby, and which, in LKQ’s judgment, makes it inadvisable to proceed with the purchase of the Shares.

7.5 Releases and Resignations. Each of the Company’s directors and officers shall have delivered to the Company and LKQ a release and waiver of any claim that he or she may have against the Company and their resignations as officers and directors of the Company.

7.6 Due Diligence. LKQ shall have completed its due diligence investigation of the Company, and the results of such investigation shall be satisfactory to LKQ in LKQ’s sole discretion.

7.7 Leases.  Sherman Avenue, L.L.C. shall have entered into a lease agreement, in the form and substance as set forth in Exhibit C, with BAP relating to the Leasehold Premises at 1005 Sherman Avenue, Pennsauken, New Jersey (the “Lease”).

7.8 Certificates. The Shareholders shall have delivered to LKQ (a) a copy of the Articles of Incorporation of each Company, as amended to date, certified by the Secretary of State of its state of incorporation as true, complete and correct; and (b) a certified copy of a certificate from the appropriate Secretary of State evidencing that each Company is in good standing under the laws of the state of its incorporation. The corporate secretary of each Company shall have delivered to LKQ a copy of the bylaws of each Company, as amended to date, certified by such secretary as true, complete and correct.

7.9 Purchase of Shares of Bodymaster Auto Parts Supply, Inc. LKQ simultaneously with the Closing contemplated by this Agreement acquires all the issued and outstanding shares of Bodymaster Auto Parts Supply, Inc. (“BAPS”) pursuant to a Stock Purchase Agreement of even date herewith by and among the Shareholders, Chia-Kai Hsu and LKQ.

7.10 Releases. The Company shall have delivered to the Shareholders a release and waiver of any claim that it may have against the Shareholders and the Company shall have accepted the resignations of Shelley Ho and Henry Sheshene as officers and directors of the Company.

7.11 Escrow Agreement. The Shareholders shall have executed the Escrow Agreement.

8. Conditions to Obligation of the Shareholders

The obligation of the Shareholders to sell the Shares shall be subject to the fulfillment (or waiver by the Shareholders) at or prior to the Closing Date of each of the following conditions:

8.1 Opinion of Counsel. The Shareholders shall have received an opinion dated the Closing Date from Victor M. Casini, Esquire, general counsel of LKQ, in the form and substance set forth in Exhibit D.

8.2 Receipt of Necessary Consents. All necessary consents or approvals of third parties to any of the transactions contemplated hereby shall have been obtained.

8.3 No Restraint. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) or taken any action which prohibits the consummation of the transactions contemplated by this Agreement, and each party agrees to use all reasonable efforts to remove any such prohibition on the consummation of the transactions contemplated by this Agreement.

8.4 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Shares to LKQ or any other transaction contemplated hereby, and which in the Shareholders’ judgment, makes it inadvisable to proceed with the sale of the Shares to LKQ.

8.5 Corporate Action. LKQ shall have taken all corporate action necessary to effect the purchase of the Shares, and shall have furnished the Shareholders with certified copies of resolutions duly adopted by its board of directors (or a committee thereof), in form and substance satisfactory to counsel for the Shareholders, in connection with the foregoing.

8.6 Leases. BAP shall have entered into the Lease with Sherman Avenue, L.L.C. relating to the Leasehold Premises at 1005 Sherman Avenue, Pennsauken, New Jersey.

8.7 Purchase of Shares of Bodymaster Auto Parts Supply, Inc.. LKQ simultaneously with the Closing contemplated by this Agreement acquires all the issued and outstanding shares of Bodymaster Auto Parts Supply, Inc.

8.8 Release of Guarantees. The Shareholders shall have been, or at Closing will be, released from any personal guarantees of all of the Company’s obligations, including without limitation, the Company’s line of credit with Wachovia Bank, N.A.

8.9 Escrow Agreement LKQ shall have executed the Escrow Agreement.

9.	Indemnification

9.1 Indemnification by the Shareholders. Subject to the terms and conditions of this Section, the Shareholders hereby jointly and severally agree to indemnify, defend and hold harmless LKQ and its affiliates from, against, for, and in respect of any and all expenses, losses, costs, deficiencies, liabilities and damages (including related reasonable counsel fees and expenses) (collectively, “Damages”) incurred or suffered by any of them by reason of, resulting from, based upon or arising out of (i) any misrepresentation or breach of any representation or warranty of the Shareholders contained in or made pursuant to this Agreement or in any certificate, schedule or exhibit furnished by the Shareholders attached hereto, (ii) any breach or partial breach of any covenant or agreement made by the Shareholders in this Agreement, or (iii) any claim relating to any Environmental Law and based upon the actions of the Company or the Shareholders prior to the Closing Date, including matters disclosed in the Disclosure Schedule.

9.1.1 LKQ shall be entitled to recover Damages only if the aggregate amount of all such Damages exceeds $40,000, and then shall then be entitled to recover only such Damages exceeding $20,000, provided that LKQ shall not be entitled to recover Damages exceeding $8,190,000; and provided further that such maximum aggregate limitation on recoverable Damages shall not apply to any claim based upon (i) a breach of the representations and warranties made in Article 4 resulting from fraud by the Shareholders at the Closing Date and not disclosed, or (ii) a breach of the obligation of the Shareholders that the Company’s cash at Closing (when added to the cash at Closing of Bodymaster Auto Parts Supply, Inc.) shall equal $1,000,000.

9.1.2  Except as otherwise provided in Section 9.1.3, each of the representations and warranties made by the Shareholders in this Agreement or pursuant hereto shall survive until the second anniversary of the Closing Date. No claim for the recovery of Damages based upon the inaccuracy or untruth of such representations and warranties may be asserted after such representations and warranties shall be thus extinguished pursuant to this Section 9.1.2 or Section 9.1.3; provided, however, that claims first asserted in writing within the applicable period (whether or not the amount of any such claim has become ascertainable within such period) shall not thereafter be barred provided LKQ files a lawsuit concerning such claim within ninety (90) days after the end of the applicable period.

9.1.3  Notwithstanding the foregoing provisions of Section 9.1.2, (i) the representations and warranties in Sections 4.1, 4.2, 4.27 and 4.28 shall survive forever, subject to applicable statutes of limitation, (ii) the representations and warranties made in Section 4.6 shall in each case survive until the first anniversary of the later of (A) the date on which the applicable period of limitation on assessment or refund of tax has expired, or (B) the date on which the applicable tax year (or portion thereof) has been closed, and (iii) the representations and warranties made in Sections 4.19 and 4.20 shall survive until the sixtieth day following the expiration of the applicable statute of limitations.

9.1.4 Such indemnification obligation of the Shareholders shall be secured by (a) the Escrow Amount (provided that notice of a claim for Damages is delivered by LKQ to Shelley Ho and Henry Sheshene during the first year after the Closing), and (b) amounts payable to Sherman Avenue, L.L.C. under the Lease on or prior to January 31, 2007, provided such indemnification amount has been agreed to by the Shareholders or has been determined by a non-appealable order of a court of competent jurisdiction. Nothwithstanding anything to the contrary contained herein, all or any portion of Escrow Fund I may be paid to LKQ to satisfy indemnification obligations of Shelley Ho or Henry Sheshene under the BAP Agreement.

9.1.5 The Shareholders shall have no obligation to indemnify LKQ for any breach of a representation or warranty which was actually known to LKQ as of Closing.

9.2 Indemnification by LKQ Subject to the terms and conditions of this Section, LKQ does hereby agree, from and after the Closing Date, to indemnify, defend, and hold harmless the Shareholders and their affiliates from, against, for, and in respect of any and all Damages incurred or suffered by any of them by reason of, resulting from, based upon, or arising out of: (i) any misrepresentation or breach of any representation or warranty of LKQ contained in or made pursuant to this Agreement or in any certificate, schedule or exhibit furnished by LKQ in connection herewith; (ii) any breach or partial breach of any covenant or agreement of LKQ made in this Agreement, or (iii) any claim relating to any Environmental Law and based upon the actions of LKQ or the Company after the Closing Date. The right of the Shareholders to be indemnified from and after the Closing Date shall be subject to each of the following principles or qualifications:

9.2.1  The Shareholders shall be entitled to recover Damages arising out of the inaccuracy of any representation or warranty of LKQ only if the aggregate amount of all such Damages exceeds $40,000, and then shall then be entitled to recover only such Damages exceeding $20,000 (provided that this limitation shall not apply to the liability for payment of the Purchase Price), provided that the Shareholders shall not be entitled to recover Damages exceeding, in the aggregate, $8,190,000 (provided that this limitation shall not apply to the liability for payment of the Purchase Price).

9.2.2  Each of the representations and warranties made by LKQ in this Agreement or pursuant hereto shall survive until the second anniversary of the Closing Date except that the representations and warranties made in Sections 5.1 and 5.2 shall survive forever, subject to applicable statutes of limitation. No claim for the recovery of Damages based upon the inaccuracy of such representations and warranties may be asserted after such representations and warranties shall be thus extinguished pursuant to this Section 9.2.2; provided, however, that claims first asserted in writing within the applicable period (whether or not the amount of any such claim has become ascertainable within such period) shall not thereafter be barred provided the Shareholders file a lawsuit concerning such claim within ninety (90) days of the end of the applicable period.

9.3 Procedures with Respect to Third-Party Claims The party indemnified under this Article 9 (the “Indemnified Party”) shall promptly notify in writing the indemnifying party (the “Indemnifying Party”) of any matter giving rise to an obligation to indemnify and the Indemnifying Party shall defend such claim at its expense with counsel reasonably acceptable to the Indemnified Party, provided that the Indemnifying Party may not settle any such claim without the consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed. The Indemnified Party agrees to cooperate with the Indemnifying Party and to make reasonably available to the Indemnifying Party any necessary records or documents in the possession of the Indemnified Party which are necessary to defend such claim. If the Indemnifying Party does not defend or settle such claim, the Indemnified Party may do so without the Indemnifying Party's participation, in which case the Indemnifying Party shall pay the expenses of such defense, and the Indemnified Party may settle or compromise such claim without the Indemnifying Party's consent. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice.

9.4 Indemnification re Accounts Receivable. If any accounts receivables are not collected within 90 days of Closing Date, or, if later, within 45 days of the date of issuance of the related invoice, Shelley Ho and Henry Sheshene may attempt to collect such accounts receivable, on behalf of the Company, and the Company shall reasonably cooperate in such attempts. If such attempts are unsuccessful after 45 days, then, to the extent such receivables are in excess of the allowance for uncollectible receivables of 10% as set forth in Section 4.9, the Company shall be indemnified by Shelley Ho and Henry Sheshene for the amount of such accounts receivable and the Company shall assign to Shelley Ho and Henry Sheshene all its rights, title and interest in such accounts receivables.

9.5 Exclusive Remedy Except as set forth in this Section 9.5 and except for claims arising out of fraud, the parties agree that the indemnification provisions in Article 9 shall be the exclusive remedy of the parties with respect to the transactions contemplated by this Agreement. Notwithstanding the foregoing, LKQ shall have the right to seek injunctive relief or other equitable relief (without posting bond or other security) with respect to any breach or threatened breach of the provisions of Section 10.1 of this Agreement and nothing in this Section 9.5 shall limit any right or remedy of any party with respect to any failure of another party to perform any obligation to be performed by it following the Closing.

9.6 Damages Net of Insurance The Damages indemnified against under this Agreement shall be determined net of any amounts actually recovered by the Indemnified Party under any third party insurance policies, indemnities or other reimbursement arrangements.

10.	Certain Additional Agreements

10.1 Restrictive Covenants.

10.1.1 In order to assure that LKQ will realize the value and goodwill inherent in the Company, each of the Shareholders agrees with LKQ that he or she shall not, and none of his or her affiliates shall, directly or indirectly, either for himself, herself or for any other person for a period of five years following the Closing Date: (i) engage in, represent, furnish consulting services to, be employed by or have any interest in (whether as owner, principal, director, officer, partner, agent, consultant, shareholder, member or otherwise) any business which would be competitive with any business conducted by the Company anywhere within a one hundred (100) mile radius of the locations of any of the facilities of BAP or SAP on the date hereof; provided, however, that each Shareholder may acquire and hold an aggregate of up to two percent of the outstanding shares of any corporation engaged in any such business if such shares are publicly traded in an established securities market; (ii) induce any customer of LKQ or its subsidiaries to patronize any such competitive business or otherwise request or advise any such customer to withdraw, curtail or cancel any of its business with LKQ or its subsidiaries; or (iii) solicit for employment, or assist any other person in soliciting for employment, any person employed by any of LKQ or its subsidiaries.

10.1.2 If any provision of this Section 10.1, as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision or any other part of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form such provision shall then be enforceable. Upon breach of any provision of this Section 10.1, LKQ shall be entitled to injunctive relief, since the remedy at law would be inadequate and insufficient. In addition, LKQ shall be entitled to such Damages as it can show it has sustained by reason of such breach.

10.1.3 In consideration of the obligations of the Shareholders herein, LKQ shall pay, by wire transfer, at Closing $40,000 to Henry Sheshene and $40,000 to Shelley Ho.

10.2	Tax Matters

10.2.1 LKQ and the Shareholders shall cooperate to prepare and file the final federal and state subchapter S corporation tax returns for the Company for the period ending on the Closing Date (which return shall be prepared by the Company’s current accountant, Samuel Richman, CPA). All such returns shall be prepared consistently with the allocation of the purchase price set forth in Exhibit E to this Agreement. The Shareholders shall cause the drafts of each such return to be prepared and delivered to LKQ not less than 30 days prior to the earlier of its due date (including any extensions approved by LKQ and the Internal Revenue Service) or the date it is filed and to consult with LKQ about the items shown on such return. Each of LKQ and the Shareholders agree to provide access to any books and records of the Company in its, his or her respective possession to the extent necessary for the preparation of such returns. The Shareholders shall be responsible for the payment of any and all federal and state taxes on the income of the Company reported on such final returns (except for the New Jersey Corporation Business Tax on Subchapter S corporations, which is an obligation of the Company) shown on such returns, including the tax imposed by Section 1374 of the Code, if any, and provided such taxes are the responsibility of the Shareholders under applicable law, and the Shareholders shall be entitled to receive any refund of or deduction on account of federal and state taxes on the income of the Company in respect of any period prior to, through and including Closing.

10.2.2 The Shareholders shall have the right to defend on behalf of the Company, and shall pay all professional fees and expenses incurred in connection with, any audit, administrative appeal, dispute or other claim (collectively, an “Audit”) by federal or state tax authorities with respect to such tax returns or any other tax returns pertaining to a period ending on, prior to or through Closing; provided, however, that the Shareholders shall not file on behalf of the Company any amended tax return or claim for refund for any period without the prior written consent of LKQ, which shall not be unreasonably withheld. If any such Audit results in an additional tax liability to the Company, the Shareholders shall be responsible for the payment of the liability, together with any interest or penalties. The Shareholders shall provide LKQ, promptly upon receipt thereof, copies of any information, correspondence, protests, notices, decisions or any related information provided to or received from any taxing authority with respect to such Audit and shall afford to LKQ the opportunity from time to time to discuss the progress of the Audit with the tax professionals retained by the Shareholders in connection with the Audit. Unless required by law or a governmental authority, LKQ will not file on behalf of the Company any amended tax return that causes the Shareholders to incur any incremental tax liabilities or claim for refund for any period ending on or prior to Closing.

10.2.3 With respect to the acquisition of the shares of the Company by LKQ, the Shareholders and LKQ shall jointly make a timely election provided for by Section 338(h)(10) of the Code and the applicable regulations of the United States Treasury (and any comparable election under state or local laws). The Shareholders and LKQ agree to execute at Closing (or, if requested by LKQ, as soon as reasonably possible thereafter) any and all forms necessary to effectuate the Section 338(h)(10) election (including, but not limited to, IRS Forms 8023 and 8883 and any similar forms under applicable state or local law). The Shareholders and LKQ shall report and cause the Company to report the acquisition by LKQ of the Shares pursuant to this Agreement consistent with the Section 338(h)(10) election and shall take no position contrary thereto or inconsistent therewith on any income, transfer or gains tax return before any governmental body charged with the collection of any such Tax or in any judicial proceeding that is in any manner inconsistent with the terms of any such allocation without the written consent of the other in each instance. The purchase price allocation for the purchase of the Shares as shown on Exhibit E shall be reported on the Forms 8023 and 8883 that will be included in the Section 338(h)(10) Forms, and neither LKQ nor the Shareholders shall take a position on any income, transfer or gains tax return, before any governmental agency charged with the collection of any such Tax or in any judicial proceedings that is in any manner inconsistent with any such allocation without the written consent of the other in each instance. If any federal, state, local, or foreign taxing authority challenges the allocation, the party receiving notice of such challenge shall give the other party hereto prompt written notice of such challenge, and the parties shall cooperate in good faith in responding to it in order to preserve the effectiveness of the allocation. LKQ shall prepare and deliver to the Shareholders the Forms 8023 and 8883 to be executed by the Shareholders at the Closing or thereafter. LKQ shall execute such Forms and file them no later than their due date.

10.2.4 LKQ and the Shareholders shall each bear their own expenses and professional fees in connection with the matters described in this Section 10.2.

10.3 Post-Closing Consulting Services. For a period of one month after the Closing, Shelley Ho and Henry Sheshene shall provide consulting services to the Company in a manner consistent with his or her duties and responsibilities prior to the Closing. During such time, Shelley Ho and Henry Sheshene will provide such services on a full-time basis (working hours consistent with those they worked prior to the Closing). During the two months subsequent thereto, Shelley Ho and Henry Sheshene shall be available to LKQ and the Company’s employees via telephone to answer questions and provide information regarding the Company. Neither Henry Sheshene nor Shelley Ho will receive any compensation from the Company for the services described in this paragraph but will be reimbursed for all reasonable business expenses.

10.4 Accounts Receivables. After Closing, LKQ shall cause the Company to use reasonable commercial efforts to collect all accounts receivables existing at Closing.

10.5 Pending Litigation. The Company and the Shareholders are engaged in litigation with Mark Hankin, a prior landlord of Supreme Auto Parts, Inc. As a result of this, the Shareholders agreed that $600,000 of the Purchase Price will be held by the Escrow Agent (said $600,000 being part of the $1,282,500 being held in escrow under Section 2.2) until the Writ of Execution against an account of the Company at Wachovia Bank, N.A. containing approximately $600,000 (the “Account”) is released to the Company or the funds in the Account otherwise become available to the Company. To the extent any of the funds in the Account are permanently removed as a result of this litigation, a like amount (plus related interest since the Closing Date) shall be transferred by the Escrow Agent to the Company, it being the intent of this Agreement that all damages, costs and expenses resulting from this litigation shall be borne by the Shareholders. In the event $600,000 (plus related interest since the Closing Date) is not released from the Account to the Company by January 31, 2006, then $600,000 (plus related interest since the Closing Date) shall be transferred by the Escrow Agent to the Company, and the Company shall pay to the Shareholders any portion of such $600,000 that is subsequently released from the Account to the Company. The Shareholders, at their sole expense, shall continue to control this litigation, utilizing attorneys of their choice and at their expense. Any liabilities (including but not limited to invoices for attorneys fees) of the Company that relate to this litigation shall be forwarded to the Shareholders, and the Shareholders shall promptly pay such liabilities. Provided that the Shareholders have previously paid all liabilities relating to the litigation described in this Section 10.5, the Shareholders shall be entitled to any recoveries (including but not limited to attorneys fees expended for this litigation) resulting from their action and the Company’s actions against Michael A. Kulzer, Esq. and Kulzer and DiPadova, P.A.

10.6 Access and Cooperation Following the Closing. LKQ shall, and shall cause the Company to, give the Shareholders and their authorized representatives full access to its books and records at no charge to the Shareholders (and permit the Shareholders to make copies thereof) to the extent relating to the business of the Company on or prior to Closing as the Shareholders may reasonably request for any proper purpose.

11. Miscellaneous

11.1 Amendment and Modification. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

11.2 Expenses. Except as otherwise specifically provided in this Agreement, the parties agree that whether or not the sale of the Shares is consummated, LKQ will pay and bear all of the expenses incurred by it, and the Shareholders will bear all of the expenses incurred by the Company and the Shareholders in connection with the acquisition contemplated by this Agreement, including but not limited to legal, tax, and accounting related expenses.

11.3 Certain Definitions. For purposes of this Agreement:

11.3.1  The “knowledge” of a party shall include anything which the officers, shareholders or directors of such party or any of its subsidiaries actually know or, in the non-negligent performance of their regular duties or in their capacities as such officers, shareholders or directors reasonably should know.

11.3.2  An “affiliate” means with respect to any person, another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

11.3.3  “Material Adverse Effect” means, when used in connection with LKQ or the Company, any effect that either individually, or in the aggregate with all other such effects relating to the same occurrence, factual circumstance or situation, is materially adverse to the business, assets, properties, condition (financial or otherwise), results of operations or business prospects of such party taken as a whole; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any adverse change, event, development, or effect arising from or relating to (1) business or economic conditions subsequent to the 2004 Balance Sheet that affect businesses and the economy in the United States generally, including such conditions related to the business of the Company, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in United States generally accepted accounting principles, (5) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, or (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

11.3.4  A “person” shall include an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or other entity.

11.3.5  A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

11.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives.

11.5 Entire Agreement. This instrument, the exhibits attached hereto and the Disclosure Schedule contain the entire agreement of the parties hereto with respect to the sale of the Shares and the other transactions contemplated herein, and supersede all prior understandings and agreements of the parties with respect to the subject matter hereof. Any reference herein to this Agreement shall be deemed to include the exhibits attached hereto and the Disclosure Schedule.

11.6 Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11.7 Execution in Counterpart. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

11.8 Notices. Any notice, request, information or other document to be given hereunder shall be in writing. Any notice, request, information or other document shall be deemed duly given four business days after it is sent by registered or certified mail, postage prepaid, to the intended recipient, addressed as follows:

If to the Shareholders:

Shelley Ho
223 Country Club
Moorestown, NJ 08057
Fax:

Henry Sheshene
1214 Ariel Drive
Forked River, NJ 08731
Fax:

If to LKQ:

LKQ Corporation
120 North LaSalle Street, Suite 3300
Chicago, Illinois 60602
Attention: General Counsel
Fax: (312) 621-1969

Any party may send any notice, request, information or other document to be given hereunder using any other means (including personal delivery, courier, messenger service, facsimile transmission, telex or ordinary mail), but no such notice, request, information or other document shall be deemed duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice.

11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed wholly therein.

11.10	Venue and Submission to Jurisdiction

11.10.1 To the maximum extent possible under applicable law and rules of civil procedure, each of the parties agrees that any action brought by the Shareholders to enforce their rights under this Agreement or any of the other agreements contemplated hereby shall be brought in the United States District Court for the Northern District of Illinois (Eastern Division) or in the Superior Court of Cook County, Illinois.

11.10.2 In order to facilitate the ability of the Shareholders to enforce their rights under this Agreement and other agreements contemplated hereby in accordance with subsection 11.10.1, each of the parties hereby (i) expressly submits himself or itself, as the case may be, for such purpose only, to the personal jurisdiction of the United States District Court for the Northern District of Illinois (Eastern Division) and the Superior Court of Cook County, Illinois, and (ii) expressly agrees that the service of process may be had upon such person pursuant to the rules pertaining to service of process contained in the Illinois Long-Arm Statute, Chap. 735 Paragraph 5/2-209 Ill. Comp. Stat. (1997) and the Rules of the Court pertaining thereto.

11.10.3 To the maximum extent possible under applicable law and rules of civil procedure, each of the parties agrees that any action brought by LKQ to enforce its rights under this Agreement, or any of the other agreements contemplated hereby, shall be brought in the United States District Court for the District of New Jersey or in the Superior Court of Camden County, New Jersey.

11.10.4 In order to facilitate the ability of LKQ to enforce its rights under this Agreement and the other agreements contemplated hereby in accordance with subsection 11.10.3, each of the parties hereby (i) expressly submits himself or itself, as the case may be, for such purpose only, to the personal jurisdiction of the United States District Court for the District of New Jersey or the Superior Court of Camden County, New Jersey and (ii) expressly agrees that the service of process may be had upon such person pursuant to the rules pertaining to service of process contained in the applicable New Jersey Long-Arm Statute.

11.11 Further Assurances In the event that at any time after the Closing Date further action is necessary to carry out the purposes of this Agreement, the parties shall take all such necessary action.

11.12 Drafting This Agreement is deemed to have been drafted jointly by the parties and any uncertainty or ambiguity shall not be construed for or against any party as a result of the attribution of drafting to any party.

11.13 Gender Any reference to the male gender herein shall not be interpreted as excluding the female or neuter gender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

LKQ CORPORATION

By /s/ Walter P. Hanley

Title Vice President

SHAREHOLDERS:

/s/ Shelley Ho

Shelley Ho

/s/ Henry Sheshene
Henry Sheshene